FOR IMMEDIATE RELEASE

Investors Contact:

Robert G. Burrows

Vice President, Investor Relations

301-795-1877

BurrowsR@ebsi.com

Media Contact:

Tracey Schmitt

Director, Corporate Communications

301-795-1800

SchmittT@ebsi.com

EMERGENT BIOSOLUTIONS PROVIDES PRELIMINARY 2008 FINANCIAL RESULTS AND GUIDANCE FOR 2009

ROCKVILLE, MD, January 9, 2009 —Emergent BioSolutions Inc. (NYSE: EBS) announced today preliminary, unaudited financial results for 2008 and guidance for 2009.

For 2008, the company expects total revenue of $179 million and net income of $18 to $20 million. An additional $12 million of BioThrax® revenue originally planned for the fourth quarter of 2008 is expected to be recognized in 1Q 2009. This additional revenue is attributable to three lots of BioThrax® that were delayed in the completion of final testing. This delay stemmed from an equipment failure that the company addressed and has resolved. These three lots are expected to be delivered in the first quarter of 2009. The company also expects a year-end cash balance of approximately $90 million.

For 2009, the company is forecasting 25% to 35% growth in total revenue, or approximately $225 to $240 million. The company also anticipates 2009 net income in excess of $20 million. Forecasts for both revenue and net income exclude the potential contribution of the pending contract award from the U.S. Department of Health and Human Services (HHS) related to the development and procurement of a recombinant anthrax vaccine (rPA) and the potential impact of a strategic transaction.

2009 revenue growth is expected to be driven by:

•	the completion of deliveries of BioThrax® under the current 3-year contract with HHS to deliver 18.75 million doses through September 2009 at an aggregate contract value of up to $448 million;
•	a price premium for BioThrax® upon FDA approval of the company’s pending application for 4-year dating;
•	the continuation of deliveries of BioThrax® under a follow-on, 2-year contract with HHS to deliver 14.5 million doses through September 2011 at an aggregate contract value of up to $404 million;
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the performance of work in 2009 under existing development contracts with the U.S. government; these multi-year contracts, with an aggregate value of up to $71 million, support the development of our anthrax immune globulin, advanced anthrax vaccine, anthrax monoclonal antibody and recombinant botulinum vaccine; and

•	additional sales of BioThrax® to allied foreign governments.

Fuad El-Hibri, chairman and chief executive officer of Emergent BioSolutions Inc., stated, “We are enthusiastic about the prospects for growth in 2009. We remain optimistic about a substantial rPA development and procurement contract award, which would significantly add to our 2009 guidance. Furthermore, in line with our strategy for growth, we remain opportunistic about future acquisitions that complement our product pipeline.”

The 2008 results will be finalized upon the completion of the company’s financial statement audit, anticipated in early March 2009.

About Emergent BioSolutions Inc.

Emergent BioSolutions Inc. is a biopharmaceutical company focused on the development, manufacture and commercialization of immune-related biologic products, consisting of vaccines and therapeutics that assist the body’s immune system to prevent or treat disease. Emergent’s marketed product, BioThrax® (Anthrax Vaccine Adsorbed), is the only vaccine approved by the U.S. Food and Drug Administration for the prevention of anthrax infection. Emergent’s development pipeline includes programs focused on anthrax, botulism, typhoid, tuberculosis, hepatitis B and chlamydia. Additional information may be found at www.emergentbiosolutions.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, our expected revenue growth and net earnings for 2008, and any other statements containing the words “believes”, “expects”, “anticipates”, “plans”, “estimates” and similar expressions, are forward-looking statements. There are a number of important factors that could cause the company's actual results to differ materially from those indicated by such forward-looking statements, including our ability to obtain new BioThrax® sales contracts with the U.S. government; our plans for future sales of BioThrax®; our plans to pursue label expansions and improvements for BioThrax®; our plans to expand our manufacturing facilities and capabilities; the rate and degree of market acceptance and clinical utility of our products; our ongoing and planned development programs, preclinical studies and clinical trials; our ability to identify and acquire or in license products and product candidates that satisfy our selection criteria; the potential benefits of our existing collaboration agreements and our ability to enter into selective additional collaboration arrangements; the timing of and our ability to obtain and maintain regulatory approvals for our other product candidates; our commercialization, marketing and manufacturing capabilities and strategy; our intellectual property portfolio; our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and other factors identified in the company's quarterly report on Form 10-Q for the quarter ended September 30, 2008 and subsequent reports filed with the SEC. The company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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